Exhibit (j)(ii)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus of the TW Small Cap Growth Fund and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information of the TW Small Cap Growth Fund and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 52 to File No. 333-141120; Amendment No. 54 to File No. 811-22027) of FundVantage Trust of our report on the TW Small Cap Growth Fund dated June 28, 2011, included in the 2011 Annual Report to shareholders.

/s/Ernst & Young, LLP
Philadelphia, Pennsylvania
August 23, 2011